                       DiVall Income Properties 3, L.P.

                                QUARTERLY NEWS


================================================================================
  A publication of The Provo Group, Inc.                   FOURTH QUARTER 2000


Year-end News

During the year 2000, DiVall 3 paid out a total of $14.61 per unit. Overall, this is a return of 7.13% for the year. The return is calculated on the estimated current net asset value of $200 per unit. Many investors question why the rate of return is calculated based on the current net asset value, instead of the original value of $1,000 per unit. We don't do this to inflate the rate of return, but to properly reflect the return on the real estimated market or liquidation value. We feel this more accurately tells the investor what his or her money is currently earning. Additionally, because the investor is made aware of the earnings on the current investment, the investor can make a more
                             -------
knowledgeable decision on whether or not to sell their units and reinvest the money. If the investor was going to take the money and buy bonds or put in a Certificate of Deposit their return would be less than their current position with DiVall 3. Additionally, since inception investors have received a cumulative return of capital of ranging from $544 to $689 per unit, which means your net investment today, at original cost, is between $311 and $456.

The liquidation process is currently somewhat at a standstill. The Denny's restaurants owned by Phoenix Foods are being sold to Franchisees. We do not feel this will negatively impact the sale of the portfolio. In fact, we feel it will make it an easier sale. We are waiting for the franchisee to purchase the Englewood Denny's to facilitate rationalizing our ground lease position.

While we have not yet received the December sales for the Applebee's Restaurant, the trend for the year shows an increase. We are also awaiting December sales figures for the Denny's restaurants, the trend there shows an increase as well, albeit a small increase. Unfortunately, the Hardee's locations showed a decline in sales for the year. The Hardee's located in St. Francis was recently purchased by the Franchisee, Dora Incorporated. Dora, Inc. now owns a total of 87 Hardee's restaurants in Wisconsin, Illinois, Iowa and Minnesota. This regional, focused ownership should dramatically improve operations.

-------------------------------------------------------------------------------

                            Distribution Highlights

 .    The Fourth Quarter distribution represents a 7.4% (approx.) annualized return based on $3,500,000 (estimated net asset value as of December 31, 1999).

 .    $65,000 total amount distributed for the Fourth Quarter 2000 which was consistent with projections.

 .    $3.80 per unit (approx.) for the Fourth Quarter 2000 from cash flow from operations.

 .    $704.00 to $544.00 range of distributions per unit from the first unit sold
                                                                 -----
     to the last unit sold before the offering closed (April 1992),
            ----
     respectively. [NOTE: Distributions are from both cash flow from operations
                                                 ----
     and "net" cash activity from financing and investing activities.]
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PAGE 2                             DIVALL 3                             4 Q 00

Statements of Income and Cash Flow Highlights

 .    Revenues were 14% higher than projected.

 .    Rental income shows an increase, which is due to the way percentage rents are accrued. Therefore, more revenue was recognized this quarter.

 .    There was an 2% decrease in "total" expenses from projections.

 .    The decrease in expenses is primarily due to lower than anticipated costs associated with investor communications.

                        _______________________________

                              Property Highlights

          Vacancies: There were no vacancies as of December 31, 2000.
                                       .
Delinquencies: Applebee's (Pittsburgh, PA) was delinquent at December 31, 2000, in the amount of $907.32. This amount represents a rebill of a real estate tax expense which the tenant must reimburse.

________________________________________________________________________________

                              Questions & Answers


1.   When can I expect my next distribution mailing?

     Your distribution correspondence for the First Quarter of 2001 is scheduled to be mailed on May 15, 2001.

2.   When can I expect my 2000 Schedule K-1?

     The Schedule K-1's will be mailed no later than February 28, 2001.

3.   What is the new net unit value as of December 31, 2001.

     That information is not yet available. Our offices must await the final sales figures through year-end and then calculate the values accordingly. We have scheduled to mail out the Net Unit Value letters on or before February 28, 2001.

4.   If I have questions or comments, how can I reach your office?

     Please feel free to contact us at our toll-free number (800) 547-7686 or
     (816) 421-7444 or you may contact us by mail at: The Provo Group, Inc. 101
     W. 11/th/ Street, Suite 1110, Kansas City, MO 64105. Finally, we can also be reached via e-mail at mmcmillin@theprovogroup.com.
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
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                                                  DIVALL INCOME PROPERTIES 3 L.P.
                                            STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                        FOR THE THREE MONTH PERIOD ENDED DECEMBER 31, 2000

-----------------------------------------------------------------------------------------------------------------------
                                                                       PROJECTED          ACTUAL         VARIANCE
                                                                  -----------------------------------------------------
                                                                         4TH               4TH
                                                                       QUARTER           QUARTER          BETTER
    OPERATING REVENUES                                                  12/31/00         12/31/00         (WORSE)
                                                                     -------------     ------------    -------------
     Rental income                                                   $  105,451        $  119,001      $   13,550
     Interest income                                                      5,640             8,167           2,527
     Other income                                                             0                25              25
                                                                     ----------        ----------      ----------
    TOTAL OPERATING REVENUES                                         $  111,091        $  127,193      $   16,102
                                                                     ----------        ----------      ----------
    OPERATING EXPENSES
     Insurance                                                       $      717        $      781            ($64)
     Management fees                                                     16,545            16,836            (291)
     Overhead allowance                                                   1,356             1,358              (2)
     Advisory Board                                                       2,600             1,313           1,287
     Administrative                                                       3,332               488           2,844
     Professional services                                                3,075             4,264          (1,189)
     Auditing                                                             9,650            11,300          (1,650)
     Legal                                                                1,800             1,577             223
     Defaulted tenants                                                      150                 0             150
                                                                     ----------        ----------      ----------
    TOTAL OPERATING EXPENSES                                         $   39,225        $   37,917      $    1,308
                                                                     ----------        ----------      ----------
    INVESTIGATION AND RESTORATION EXPENSES                           $        0        $        0      $        0
                                                                     ----------        ----------      ----------
    NON-OPERATING EXPENSES
     Depreciation                                                    $   16,324        $   16,323      $        1
     Amortization                                                           446               446               0
                                                                     ----------        ----------      ----------
    TOTAL NON-OPERATING EXPENSES                                     $   16,770        $   16,769      $        1
                                                                     ----------        ----------      ----------
    TOTAL EXPENSES                                                   $   55,995        $   54,686      $    1,309
                                                                     ----------        ----------      ----------
    NET INCOME                                                       $   55,096        $   72,507      $   17,411

    OPERATING CASH RECONCILIATION:                                                                       VARIANCE
                                                                                                       -----------
     Depreciation and amortization                                       16,770            16,769              (1)
     Recovery of amounts previously written off                               0                 0               0
     (Increase) Decrease in current assets                               (8,864)          (40,413)        (31,549)
     Increase (Decrease) in current liabilities                          (1,952)           (1,676)            276
     (Increase) Decrease in cash reserved for payables                    1,732            18,000          16,268
     Advance from/(to) future cash flows for current distributions        1,875             1,875               0
                                                                     ----------        ----------      ----------
    Net Cash Provided From Operating Activities                      $   64,657        $   67,062      $    2,405
                                                                     ----------        ----------      ----------
   CASH FLOWS FROM (USED IN) INVESTING
     AND FINANCING ACTIVITIES
     Recoveries from former general partners                                  0                 0               0
                                                                     ----------        ----------      ----------
    Net Cash Provided from Investing And Financing
     Activities                                                      $        0        $        0      $        0
                                                                     ----------        ----------      ----------
    Total Cash Flow For Quarter                                      $   64,657        $   67,062      $    2,405

    Cash Balance Beginning of Period                                    273,563           274,317             754
    Less 3rd quarter distributions paid 11/00                           (65,000)          (70,000)         (5,000)
    Change in cash reserved for payables or distributions                (3,607)          (19,875)        (16,268)
                                                                     ----------        ----------      ----------
    Cash Balance End of Period                                       $  269,613        $  251,504        ($18,109)

    Cash reserved for 4th quarter L.P. distributions                    (65,000)          (65,000)              0
    Cash advanced from (reserved for) future distributions                    0                 0               0
    Cash reserved for payment of payables                               (23,025)          (49,500)        (26,475)
                                                                     ----------        ----------      ----------
    Unrestricted Cash Balance End of Period                          $  181,588        $  137,004        ($44,584)
                                                                     ==========        ==========      ==========
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                                                                       PROJECTED          ACTUAL         VARIANCE
                                                                  -----------------------------------------------------
*   Quarterly Distribution                                           $   65,000        $   65,000      $        0
    Mailing Date                                                    02/15/00         (enclosed)                 -
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

* Refer to distribution letter for detail of quarterly distribution.

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PROJECTIONS FOR
DISCUSSION PURPOSES           DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
                                           2000 PROPERTY SUMMARY
                                      AND RELATED ESTIMATED RECEIPTS

PORTFOLIO      (Note 1)

                                ---------------------------  ----------------------------------------   ----------------------------
                                        REAL ESTATE                         EQUIPMENT                              TOTALS
                                ---------------------------  ----------------------------------------   ----------------------------
                                            ANNUAL             LEASE                 ANNUAL
                                             BASE      %     EXPIRATION              LEASE       %                   ANNUAL     %
-------------------------------
CONCEPT       LOCATION            COST       RENT    YIELD      DATE       COST     RECEIPTS   RETURN     COST      RECEIPTS  RETURN
------------------------------- ---------------------------  ----------------------------------------   ----------------------------
APPLEBEE'S    PITTSBURGH, PA      891,333  116,040   13.02%               290,469               0.00%   1,239,896   116,040    9.36%
     "               "                                                     58,094               0.00%

DENNY'S       CO SPRINGS, CO      580,183   77,460   13.35%               210,976          0    0.00%     791,159    77,460    9.79%
DENNY'S       ENGLEWOOD, CO       213,211   35,880   16.83%               210,976               0.00%     424,187    35,880    8.46%

HARDEE'S (3)  ST. FRANCIS, WI   1,194,381   92,000    7.70%         (2)   369,688          0    0.00%   1,648,569    92,000    5.58%
     "               "                                              (2)    84,500          0    0.00%

HARDEE'S (3)  OAK CREEK, WI     1,341,906   88,000    6.56%         (2)   482,078          0    0.00%   1,929,472    88,000    4.56%
     "               "                                              (2)   105,488          0    0.00%
------------------------------- ---------------------------  ----------------------------------------   ----------------------------

------------------------------- ---------------------------            ------------------------------   ----------------------------
PORTFOLIO TOTALS (5 Porperties) 4,221,014  409,380    9.70%             1,812,269          0    0.00%   6,033,283   409,380    6.79%
------------------------------- ---------------------------            ------------------------------   ----------------------------




Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was terminated and the equipment sold to Hardee's Food Systems in conjunction with their assumption of the Terratron leases.
     3: These leases were assumed by Hardee's Food Systems at rental rates lower than those stated in the original leases.